Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997 For financial analysts: Andy Ludwig, 610-774-3389

PPL Chief Executive Officer to retire June 1; Sorgi named successor
Spence to remain with company as Non-Executive Chairman

ALLENTOWN, Pa. (February 26, 2020) - PPL Corporation (NYSE: PPL) announced today that William H. Spence, Chairman and Chief Executive Officer (CEO), will retire as of June 1 and become Non-Executive Chairman of PPL’s board of directors.
The company’s board has elected PPL President and Chief Operating Officer Vincent Sorgi to succeed Spence. Sorgi will become President and CEO on June 1.
“Under Bill Spence’s leadership, PPL has transformed itself into one of the nation’s largest investor-owned utility companies and established a proven track record of operational excellence,” said John W. Conway, lead director of PPL’s board.
“Over the past decade, PPL has more than doubled its market capitalization, consistently delivered on its commitments to shareowners, strengthened safety and reliability, distinguished itself as an industry leader in customer satisfaction, and invested $27 billion to modernize the grid and advance a cleaner energy future,” said Conway. “As a result, PPL is stronger today than it was a decade ago and better positioned for long-term success.
“On behalf of our board, I thank Bill for his leadership, vision and steady hand as CEO,” said Conway. “And I am confident that Vince, with his dedication to our mission, passion for continuous improvement, commitment to innovation and strong leadership, will continue to guide our company well as we work to deliver for our shareowners and customers.”
Spence has served as PPL’s top executive since 2011, when he was named President and CEO. In addition, he has served as Chairman of PPL’s board since 2012. He joined PPL in 2006 as Executive Vice President and Chief Operating Officer after 19 years of service with Pepco Holdings, Inc.
Sorgi, who has over 25 years of utility industry experience, has served as President and Chief Operating Officer since July 1, 2019. Prior to that, he served as Executive Vice President and Chief Financial Officer (CFO) for PPL Corporation. As CFO, he helped to guide the spinoff of PPL’s competitive generation business. The transaction, coming at a time of stiff headwinds for competitive energy markets, transformed PPL into a purely regulated utility business, with 100% of its earnings driven by stable, high-performing, award-winning utilities.
Before his role as CFO, Sorgi served as Vice President and Controller of PPL and as Controller for PPL’s former energy supply and marketing segment. He began his career at PPL in 2006 as Financial Director of the former PPL Generation subsidiary.

Prior to joining PPL, Sorgi worked for Public Service Enterprise Group and Deloitte & Touche LLP, where his work focused on the utility sector. He holds a bachelor’s degree in accounting from Penn State University and a master’s degree in business administration from Villanova University. Sorgi has been nominated to serve as a member of the Electric Power Research Institute’s board of directors, starting April 2020. He is also a member of the American Institute of Certified Public Accountants and is chairman of the board of the Da Vinci Science Center’s board of trustees in Allentown.
As part of the leadership change and in his new role as Non-Executive Chairman, Spence will provide board leadership, maintain regular communication with Sorgi, engage with shareowners and continue to represent PPL in local communities.
“It has been a tremendous honor to lead our wonderful team of employees at PPL,” said Spence. “Each day, they deliver a service that is essential to our quality of life. They are equal measures patient, caring, creative, dedicated and hardworking. Simply put, they are the heart and soul of PPL, and I deeply appreciate their continued achievements on behalf of our customers and shareowners.
“As PPL celebrates 100 years of service and looks to the future, I’m confident that the company will be in good hands, led by Vince, guided by our experienced management team, supported by more than 12,000 strong in the U.S. and U.K., and poised as ever to make a positive impact on society.”
Headquartered in Allentown, Pa, PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and United Kingdom. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

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Statements contained in this news release, including statements with respect to future earnings and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in these statements. Any forward-looking statements should be considered in light of the factors and other matters discussed in "Item 1A. Risk Factors" and "Item 7. Combined Management's Discussion and Analysis of Financial Condition and Results of Operations" in PPL Corporation’s 2019 Annual Report on Form 10-K and other reports on file with the Securities and Exchange Commission.

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